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                                                                 Exhibit 10.1.12

                        RETIREMENT/CONSULTING AGREEMENT

         This Retirement/Consulting Agreement ("Agreement") made and entered into this ____ day of May, 1993, by and between PAUL D. FOSTER (hereinafter "Foster"), and TERRA INTERNATIONAL, INC. (hereinafter "Terra"), a Delaware corporation, having offices at 600 Fourth Street, Sioux City, IA 51101.

         WHEREAS, Foster has voluntarily decided to retire and terminate his position as an employee and officer of Terra and its subsidiaries and affiliates as of December 31, 1993; and

         WHEREAS, the parties desire Foster to work as a consultant for Terra, its subsidiaries and affiliates under specified terms and conditions after his retirement; and

         WHEREAS, the parties now wish to enter into an agreement specifying the terms of Foster's retirement and the terms under which Foster will act as a consultant for Terra after his retirement;

         NOW, THEREFORE, the parties hereto mutually agree as follows:

                                   RETIREMENT

         1. Retirement/Service to Terra in 1993. Foster shall remain a full-time Terra employee obtaining full benefits and full salary through a date mutually agreed by Terra and Foster. Such date (the "transfer date") shall be no later than July 1, 1993. Foster shall relocate to Florida on or before his transfer date. Terra shall reimburse Foster for his moving expenses from Sioux City to Florida. Foster shall participate in Terra's 1993 Executive Incentive Plan.

         Beginning on the transfer date through December 31, 1993, Foster shall work on projects as designated by Terra's CEO and be paid at a rate of fifty percent (50%) of Foster's January 1, 1993 salary. Foster shall maintain Terra benefits as a full-time employee through December 31, 1993.

         Foster shall have until December 31, 1996 to exercise all stock options granted to him under the 1983 Stock Option Plan and 1987 Stock Incentive Plan; except that the stock options granted August 5, 1986 must be exercised not later than August 5, 1996; the stock options granted Foster August 8, 1985 must be exercised not later than August 8, 1995; the stock options granted Foster August 9, 1984 must be exercised not later than August 9, 1994; and the stock options granted Foster November 10, 1983 must be exercised not later than November 10, 1993.

         Foster shall retire from Terra, its subsidiaries and affiliates, on December 31, 1993, and shall cease the benefits of an active employee on that date. Beginning January 1, 1994, Foster shall become an independent consultant of Terra according to the terms and conditions stated below.


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                                   CONSULTING

         2. Appointment. Terra hereby retains Foster, as of January 1, 1994, to provide marketing and consulting services as specified from time to time by Terra's President and Chief Executive Officer ("CEO"). Foster's appointment shall terminate on December 31, 1994 unless extended by the parties.

         Unless specifically authorized in writing by Terra's CEO, Foster shall have no authority to enter into any agreements of any kind on Terra's behalf and shall not hold himself out as having such authority. Foster shall indemnify Terra for any claims, obligations or damages that Terra pays or becomes obliged to pay arising from any agreements entered into by Foster, whether written or oral, on behalf, or for the benefit of, Terra, other than those specifically authorized as set forth in the preceding sentence. Foster shall have no authority to spend, or commit to spend, funds on behalf of Terra. Terra's CEO or CEO's designee will determine and communicate to Foster all work priorities. Foster shall report to Terra's CEO or his designee.

         3. Relationship to Terra. In undertaking work described in Section 2 hereof, Foster shall not, as of January 1, 1994, be considered for any purposes an employee of Terra, its subsidiaries, or affiliated corporations. Foster agrees that he shall not hold himself out as an employee or officer of Terra, its subsidiaries, or affiliated corporations, to any person or entity. Foster agrees to accept exclusive liability for payment of any and all payroll taxes or contributions for unemployment insurance measured by the remuneration paid by Terra after January 1, 1994 under this Agreement. The parties agree that it is their intent, through this Agreement, to establish a relationship of client-independent contractor, and not that of employer-employee. The parties agree to and do hereby waive for themselves, which waiver shall be binding on their successors, heirs and assigns, the right to make any claim in any form, that this Agreement establishes an employer-employee relationship. The parties agree that by Terra's execution of this Agreement, Terra in no way adopts liability or responsibility for any action taken by Foster outside the term or scope of this Agreement.

         4. Consulting Fee. Beginning January 1, 1994, Foster agrees to work on projects as assigned by Terra's CEO or his designee. In return, Terra hereby agrees to compensate Foster at a rate of $375 per each half day of work.

         Total hours worked shall be subject to approval in advance by Terra's CEO or his designee. Foster shall submit a bill to Terra's CEO by the last day of each calendar month setting forth all hours worked. Foster's total compensation shall be tendered by Terra to Foster on the 15th day of the following month, by negotiable instrument.

         5. Travel Approval and Expenses. All travel or other expenses undertaken by Foster pursuant to this Agreement must be authorized in advance by Terra. Terra agrees to reimburse Foster for all reasonable expenses incurred by Foster. Terra's Administration Policy Manual shall govern all aspects of Foster's undertaking and reimbursement of travel expenses.

         6. Performance of Services for Other Persons. During the term of this agreement, Foster shall not consult or work for other persons, companies or organizations whose businesses significantly compete with Terra. For purposes of this section, companies or organizations that are small relative to Terra or who do not derive a major portion of their income from the sale


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or development of agricultural chemicals shall be deemed not to significantly compete with Terra. Foster shall advise Terra in writing of the name of each person or organization for whom he proposes to perform services during the term of this Agreement.


                                    GENERAL

         7. Term. This agreement shall commence on the 1st day of January, 1993, and shall continue until December 31, 1994. Foster's confidentiality agreement set forth in Section 9 is a significant consideration for Terra entering into this Agreement and shall survive termination of this Agreement.

         8. Notices. All notices under this Agreement shall be addressed as follows, or to such other addresses designated by the parties.

         To Terra:        President and Chief Executive Officer
                          Terra Industries, Inc.
                          600 Fourth Street
                          Sioux City, Iowa 51101

         To Foster:       Mr. Paul D. Foster
                          4020 Galt Ocean Mile
                          Apt. 604
                          Ft. Lauderdale, FL  33308


                                CONFIDENTIALITY

         9.   Confidentiality.

               a. Foster acknowledges that during his employment with Terra he has seen, worked with, and had access to information relating to products owned or developed by Terra and its subsidiaries, label information, and other information relating to Terra's business not available to the general public ("Confidential Information"). The term "Confidential Information" shall include only information relating specifically to Terra's products or business not available to the general public and shall not include general, publicly-available information it being the intent of the parties that Foster may provide consulting services to third parties, so long as Foster does not disclose Confidential Information. Foster certifies that upon termination of his employment with Terra (December 31, 1993) he will take no papers, records, documents or tangible records of any kind containing or referring to Confidential Information.

               b. Foster agrees he shall not use the Confidential Information or his knowledge of Confidential Information for any purpose other than his employment with Terra or services provided to Terra under this Agreement, nor shall he disclose any Confidential Information to any third party or use or disclose the Confidential Information or his knowledge thereof in working for future clients or employers.





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                 c.  Foster agrees that at the conclusion of this Agreement, he shall promptly return all of the Confidential Information which may be in writing or other concrete form, including any drafts, working documents or reports containing Confidential Information.

                 In recognition whereof, the parties hereto do affix their
signatures, on this        day of May, 1993.



TERRA INTERNATIONAL, INC.                          PAUL D. FOSTER

/s/ Burton M. Joyce                         /s/ Paul D. Foster
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May 13, 1993                               May 13, 1993
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Date                                       Date






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